CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2026, relating to the financial statements and financial highlights of Praxis Impact Large Cap Growth ETF and Praxis Impact Large Cap Value ETF, each a series of Praxis Funds, which are included in Form N-CSR for the period ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 20, 2026